Exhibit 99.1

Horizon Technology Finance Provides Second Quarter 2020 Portfolio Update

- Originates $40.4 Million of New Loans -

- Ninth Consecutive Quarter of Portfolio Growth -

Farmington, Connecticut – July 8, 2020 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon,” “We,” “Our” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today provided its portfolio update for the second quarter ended June 30, 2020.

“We were very pleased to have grown our portfolio for the ninth consecutive quarter, as we originated $40.4 million of loans to both new and existing portfolio companies in an uncertain economic environment,” said Gerald A. Michaud, President of Horizon. “Horizon’s strong brand allowed us to take advantage of quality investment opportunities in companies with unique technology, strong management, committed investors and ample liquidity. Additionally, during the quarter our predictive pricing strategy again bore positive results, as we experienced $30.0 million of prepayment activity. With our newly amended credit facilities, we have increased our lending capacity and flexibility to further expand our diversified life science and technology portfolio with quality and well-structured debt investments. As we expand our portfolio and continue to benefit from our predictive pricing strategy, we believe we are well positioned to deliver long-term value to our shareholders.”

Second Quarter 2020 Portfolio Update

Originations

Horizon funded six loans during the second quarter of 2020 totaling $40.4 million:

•	$10.0 million to a new portfolio company, Ceribell, Inc., a developer of an FDA-cleared rapid response electroencephalography (EEG) medical device, which measures the amount of electrical activity in different regions of the brain in order to diagnose seizures.
•	$10.0 million to a new portfolio company, Magnolia Medical Technologies, Inc., a developer of an FDA-cleared high-precision blood culture collection medical device.
•	$10.0 million to a new portfolio company, Provivi, Inc., a developer of cost-effective natural crop protection products which utilize pheromones to disrupt the typical insect mating cycle.
•	$5.0 million to a new portfolio company, Emalex Biosciences, Inc., a clinical-stage biopharmaceutical company focused on developing treatments for central nervous system movement disorders and fluency disorders.
•	$5.0 million to an existing portfolio company, Kate Farms, Inc., a medical nutrition company that develops non-GMO, all-organic, common allergenic-free, ready-to-consume formulas for patients with impaired digestion.
•	$0.4 million to an existing portfolio company focused on the late-stage development and commercialization of drugs to treat cardiovascular diseases.

Liquidity Events

Horizon experienced liquidity events from four portfolio companies in the second quarter of 2020, including principal prepayments of $30.0 million and warrant proceeds of $0.5 million, compared to $16.4 million of principal prepayments and $5.4 million of warrant proceeds during the first quarter of 2020:

•	In April, HealthEdge Software, Inc. (“HealthEdge”) prepaid its outstanding principal balance of $13.1 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $0.5 million in connection with the termination of Horizon’s warrants in HealthEdge.
•	In April, Signix, Inc. (“Signix”) paid Horizon $0.6 million in full satisfaction of its outstanding obligations to Horizon.
•	In June, Kinestral Technologies, Inc. (“Kinestral”) paid the outstanding principal balance of $12.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Kinestral.
•	In June, Audacy Corporation prepaid its outstanding principal balance of $4.3 million on its venture loan, plus interest, end-of-term payment, prepayment fee and additional fees.

Horizon Secured Loan Fund I Activity

As previously announced, in April, Horizon purchased all of the limited liability company interests of Arena in Horizon Secured Loan Fund I (“HSLF”). HSLF is now a wholly-owned subsidiary of Horizon and its assets have been consolidated with the assets of the Company.

During the second quarter of 2020, Horizon consolidated six venture debt portfolio loans, totaling $15.4 million, onto its balance sheet.

Principal Payments Received

During the second quarter of 2020, Horizon received regularly scheduled principal payments on investments totaling $4.9 million, compared to regularly scheduled principal payments totaling $4.2 million during the first quarter of 2020.

Commitments

During the second quarter ended June 30, 2020, Horizon closed new loan commitments totaling $75.0 million to four companies, compared to new loan commitments of $55.0 million to three companies in the first quarter of 2020.

Pipeline

As of June 30, 2020, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $100.9 million to 12 companies. This compares to a Committed Backlog of $44.2 million to 10 companies as of March 31, 2020. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Capital Markets Activity – Warrant and Equity Portfolio

As of June 30, 2020, Horizon held a portfolio of warrant and equity positions in 71 portfolio companies, including 59 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819